Exhibit 4.2

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of                           , 2012 (the “Effective Date”), by and among TPG Hattrick Partners LP, a Delaware limited partnership (the “Shareholder”) and Isola Merger Co., an exempted company incorporated under the laws of the Cayman Islands (“Isola Cayman”) and in the presence of Isola Group S.à r.l., a company incorporated under the laws of Luxembourg (“Isola Lux”).

RECITALS

A.            As of the date hereof, Isola Lux, issued 500 ordinary shares (the “Shares”) and all of the Shares have been issued to the Shareholder such that the Shareholder owns 100% of the outstanding equity of Isola Lux.

B.            Isola Lux has also issued certain Convertible Preferred Equity Certificates (the “CPECs”) to the Shareholder as set forth at Exhibit A.

C.            The Shareholder is the sole shareholder of Isola Cayman immediately prior to the Closing.

D.            The Shareholder wishes to transfer all of the Shares and CPECs to Isola Cayman with the result that Isola Lux becomes a wholly owned subsidiary of Isola Cayman.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

1.             Contribution of Shares.

1.1          Contribution.  Shareholder hereby contributes and Isola Cayman hereby accepts the Shares and CPECs as a contribution to the distributable capital of Isola Cayman (the “Contribution”).  The Contribution shall be treated as an increase in additional paid in capital of Isola Cayman, and not as a subscription for shares, to be credited to Isola Cayman’s distributable capital reserve, and shall be available to Isola Cayman for the payment of dividends or other distributions to its shareholders.

1.2          No Additional Consideration.  The parties agree that no consideration will be received by the Shareholder with respect to the Contribution and that neither the Shareholder nor any third party will acquire rights of any nature against Isola Cayman with respect to the Contribution.

2.             Closing Date; Delivery.

2.1          Closing.  The closing of the Contribution (the “Closing”) described in this Agreement shall occur immediately upon the Effective Date.

2.2          Delivery.  Subject to the terms of this Agreement, at the Closing:  (i) the Shareholder shall procure to Isola Cayman a copy of the shareholders’ register of Isola Lux; and (ii) the Shareholder shall procure to Isola Cayman copy of the CPECs’ register of Isola Lux.

3.             Representations and Additional Agreements.  The parties each hereby certify that they are respectively properly authorized to perform the obligations set forth in this Agreement.

4.             Miscellaneous.

4.1          Further Instruments.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

4.2          Notice. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery, (ii) when sent by confirmed facsimile, if sent during normal business hours of recipient, or if not, then on the next business day, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

4.3          Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of the Isola Cayman and, subject to the restrictions on transfer herein set forth, be binding upon the Shareholder, the Shareholder’s heirs, executors, administrators, successors and assigns.

4.4          Applicable Law; Entire Agreement; Amendments.  This Agreement, together with the exhibits hereto, shall be governed by and construed in accordance with the laws of the State of Delaware and constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties hereto.

4.5          Right to Specific Performance.  The Shareholder agrees that Isola Cayman shall be entitled to a decree of specific performance of the terms hereof or an injunction restraining violation of this Agreement, said right to be in addition to any other remedies available to Isola Cayman.

4.6          Survival.  The representations, warranties, covenants and agreements made herein shall survive the Closing of the transactions contemplated hereby.

4.7          Severability.  If any provision of this Agreement is held by a court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

4.8          Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.9          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the date first set forth above.

TPG Hattrick Partners LP,	Isola Merger Co.,
a Delaware limited partnership	a Cayman company

By:	By:

Its:	Its:

Address:	Address:

In accordance with article 1690 of the Luxembourg Civil Code and with article 190 of the law of August 10, 1915 on commercial companies, as amended, the above-mentioned transfer of the Shares and the CPECs is approved by the Company and any notification requirements with respect thereto are hereby waived.

Isola Group S.à r.l.

By:
Title:

Exhibit A

As of March 4, 2011

For indicative purposes only - Strictly private and confidential

		CPECs A		CPECs B		CPECs C*
Company		Nominal	Interest (31.12.2009)**	Nominal	Interest (31.12.2009)**	Nominal	Interest (31.12.2010)***
Isola Group S.à r.l.	Assets	654,655.00	185,950.76	95,776,449.00	27,204,715.41	43,500,666.00	—
	Liabilities	420,455.00	117,539.50	95,776,449.00	26,774,603.75	43,500,666.00	—

* CPECs issued as at September 23, 2010

** The interest should be updated on the basis of accounts as at December 31, 2010

*** Information not yet available

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